ARLINGTON ASSET INVESTMENT CORP

Second Quarter 2010 Financial Results Conference Call Transcript

Operator:
Good morning.  My name is Notrice and I will be your conference operator today.  At this time I would like to welcome everyone to the Arlington Asset Corp. second quarter earnings call.  All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

I'd now like to turn the call over to our host, Kurt Harrington. Mr. Harrington, you may begin your conference.

Kurt Harrington:	Thank you very much. Good morning. This is Kurt Harrington, chief financial officer of Arlington Asset.

Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, returns, plans and steps to position the company to realize value and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to changes in interest rates, increased cost of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impact of regulatory changes and changes to Fanny Mae and Freddie Mac, availability of opportunities that meet or exceed our risk-adjusted return expectations, ability and willingness to make future dividends, ability to generate significant sufficient cash through retained earnings to satisfy capital needs.

Changes in mortgage prepayment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition from business and personnel and general economic, political, regulatory and market conditions.

These and other risks are described in the company's annual report on Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.  And you should read and understand these risks when evaluating any forward-looking statement.

I would now like to turn the call over to Eric Billings for his remarks.

Eric Billings:
Thank you, Kurt.  Good morning and welcome to the second quarter earnings call for Arlington Asset Investment Corp.  I am Eric Billings, Chief Executive Officer of Arlington Asset.  And joining me on the call today are Rock Tonkel, president and chief operating officer and Kurt Harrington, our Chief Financial Officer.  In addition, we have members of the senior management team attending.  Thank you for joining us today.  We are pleased to speak with you about the progress our company has made.

As you can see from last night's press release, Arlington reported core operating income of $9.7 million or $1.23 per share.  Net income for the quarter ended June 30th was $8.8 million or $1.10 per share on a diluted basis.  Net cash generated from operations available for reinvestment or distribution was $15.4 million for the quarter.

Leverage remained low with debt-to-equity of one-to-one and substantially all of the debt against the agency mortgage-backed security portfolio.  Cash return on equity was 23 percent for the quarter.  In addition, book value grew during the second quarter by $3.18 per share to $23.21 per share net of the $0.35 per share dividend.

The company's board of directors approved a $0.35 dividend for the second quarter of 2010.  The dividend will be paid on July 30th, 2010 to shareholders of record on June 30th, 2010.  This represents a 7.3 percent annualized dividend yield based on the Class A common stock closing price of $19.29 on July 28th, 2010.

In addition, the board of directors has authorized a new share repurchase program pursuant to which the company may repurchase up to 500,000 shares of its Class A common stock of which 29,022 shares were repurchased during the second quarter of 2010.  The new share repurchase program replaces the company's prior share repurchase program.

Increased net income in the quarter was driven primarily by expanded net interest income on non-agency mortgage-backed securities, realized gains on non-agency mortgage-backed securities, and reduced expenses.

Excluding gains, the unleveraged non-agency portfolio yield was 18.6 percent for the quarter.  During the second quarter, Arlington benefited from strong performance in the non-agency mortgage-backed security sector.  Values increased sharply early in the quarter, remained resilient during the European turmoil and are continuing to reflate toward par value.

During the second quarter, we continued to migrate capital from senior securities to re-REMIC mezzanine securities and realized $4.6 million of gains in the process.  With a larger portion of higher credit quality re-REMIC mezzanine securities in the portfolio, as well as lower loss severities across all segments of the portfolio, all key credit prepayment data for the non-agency mortgage-backed security portfolio improved during the second quarter.

Total 60-day plus delinquencies, three month average constant default rate and trailing three months average loss severities declined from the previous quarter.  In addition, trailing three-month average voluntary prepayment rates, which increase protection to our invested capital and positively impact returns, rose during the second quarter.

At June 30th, 2010, the non-agency mortgage-backed portfolio had approximately 10 percent credit enhancement, 20.8 percent 60-day plus delinquency and an average cost of 49 percent of face value, an aggregate purchase discount of $196 million and repurchase financing of $10 million compared to a market value of $213 million in cash of $9 million.

We believe those key characteristics provide protection to our invested capital under severe scenarios and offer our shareholders the potential to realize over time upside above current tangible book value equal to as much as the $196 million purchase discount of the company's non-agency mortgage-backed security portfolio.

At June 30th, the non-agency mortgage-backed security portfolio had an original average loan size of $592,000, three month CPRs of 16 percent and recent three-month loss severities of 43 percent.

The fair market value of the non-agency mortgage-backed security portfolio increased by $19 million during the quarter.  The assumptions used to value the portfolio at June 30th included a constant default rate of 7 percent, loss severity on liquidated loans of 45 percent, constant pre-payment rate of 8 percent and a discount rate of 16 percent.  A 10 percent improvement in each of those assumptions would yield an additional increase in the value of the non-agency portfolio of approximately $30 million.

In the agency mortgage-backed security portfolio approximately 1/3 of the portfolio was migrated from a completely sold forward position to a long position with funding hedged with Eurodollar futures. Currently the hedged spread on that portion of the portfolio exceeds 200 basis points over the term of the swap. We expect income from the agency mortgage-backed security portfolio to increase over time as we continue to migrate that portfolio and take advantage of the current wide spread environment.

With low leverage, attractive current yield and reflation potential in the company's non-agency mortgage-backed security portfolio approximately equal more than shareholder's equity of $181 million. We are optimistic about the company's ability to provide significant potential growth in cash earnings and book value per share going forward.

Operator, I would like to now open the call for questions.

Operator:
At this time if you would like to ask a question please press star then the number one on your telephone keypad.  We'll pause for just a moment to compile the Q&A roster.  Again, ladies and gentleman, press star one to ask a question at this time.  Your first question comes from the line of John Hollander with Inle Capital.

John Hollander:	Hi, good morning. Congratulations on a great quarter.

Eric Billings:	Thank you. Good morning.

John Hollander:
I was – I was hoping we could spend a few minutes reviewing just how much capital is available left to invest as we think about the rest of 2010 and how you're thinking about deploying capital for the next few quarters.

Eric Billings:
So I would say that we are – we have about $8 million to $9 million of cash, and we bring in on a quarterly basis about $15 million of cash through earnings and the pre-payment of existing non-agency assets.  So that is all available to be reinvested on an ongoing basis.

In addition as we've indicated we are – have moved some portion of our first pay non-agency assets and reinvested some portion of that capital into the non-agency re-REMIC/Mezz class and simply has better credit characteristics and considerably better prices.

So we are reallocating some portion of our capital and we're at about a, give or take a 60/40 mix of re-REMIC/Mezz to first pay non-agency assets, and that's probably a ratio we'll, give or take we'll maintain and then – and then reinvest back new cash as it comes in on a constant basis.

John Hollander:	OK, thank you.

Eric Billings:	Thank you.

Operator:	Your next question comes from the line of Stephen Percoco with Lark Research.

Stephen Percoco:
Thank you.  You mentioned that prices for the non-agency paper were stable during the quarter despite the turmoil in Europe and everything that went on.  I'm wondering if some of that was due to the strong price performance in Treasury securities and in agency paper that followed that and whether you know the rising tide lifted all boats?  And whether you believe that if the yields on agency paper start to go back up that your paper will follow that?

Eric Billings:
I would say to you, Steve, I think that there may have been some correlation to that but I think it's more probably relevant to think about obviously the Treasuries would be considered an asset with no credit risk at all.

These assets are still certainly perceived in the marketplace to have credit risk.  And so to the degree the market has turmoil and these assets did not go down in price, maintained price and at the end of the – toward the end of the quarter actually increased in price, I would say it's far more to do with the fact that these assets are significantly mispriced relative to their underlying credit.

And as time goes by people become more and more comfortable with that as you see incremental points of stability from things like severities going down across the market – the home market, as you see prepayment rates stay fairly consistent even with the elimination of the government program. All of these things among others point to the fact that these assets which have tremendous credit protection and are priced at significant discounts to par are just very mispriced.

And so I think that even if we were to see Treasury prices back – move down and yields move up, which would almost certainly have to do with an improving U.S. and probable global economy, I think you're much more likely to see our asset prices move up into that because it would be a clear indication that credit characteristics in the country are better, and certainly that would drive these kinds of assets higher.

So I do think from these prices, I think other than just a terrible circumstance in the economy I think the inexorable move in these assets will continue to be up and quite meaningfully over the ensuing periods of time.

Stephen Percoco:
And just following on the issue of severities you – it looks like the government program HAMP is not going to be successful.  There – it was reported today that foreclosure filings are on the rise.  What's your outlook for foreclosures and severities?  And how do you think that that's going to affect prices of non-agency securities in the market going forward, particularly if there's a pickup in foreclosures?

Eric Billings:
Well, I think you know a lot of this is a question of determining in your own minds whether you think it's a lagging – these are lagging factors that we're seeing.  By that of course we mean that the economic break, the huge economic break that led to you know the highest levels of delinquencies and foreclosures really truly ever in the country's history.

I think there has obviously been a pretty large backlog of activity to clear that – to clear that backlog out and that just takes time.  And I think when you see accelerated foreclosures it doesn't necessarily mean you're seeing an acceleration of new delinquencies and defaults.  It just – it's just clearing out an old backlog.

I think furthermore that actually as you see improved activity in the housing market and the economy you're probably going to see an acceleration in some of those things as the market is more able to clear that inventory out.

I do believe that the one constant characteristic you could look at in the housing market to make judgments against things like incremental defaults and severity levels that it would be simply the employment base, as employment goes so goes the housing market.  That's been a constant for you know 70 plus years in this country.

And fascinatingly enough, even through this severe downturn and even I think many people felt that because some homes people may be underwater on their home they would walk from their home.

And that I think is empirically absolutely not happening.  That people are – just the unemployment levels seem to correlate very much with the level of default in the housing market, and that appears to be constant.

And so from our perspective I think we believe the only thing that would really derail the economic dynamic of this current circumstance and our portfolio would be a very severe economic downturn which would have to coincide with a significant increase in unemployment.  And that's not in our judgment something we expect to occur.

Stephen Percoco:	OK, thank you.

Eric Billings:	Thank you.

Operator:	Your next question comes from the line of Jim Fowler with Harvest Capital.

Jim Fowler:	Morning, Eric, thanks for taking the question, a couple. During the quarter the gains, the realized gains on sale were from selling what type of securities please?

Rock Tonkel:	Non-agency. They were selling non-agency. Primarily front pay non-agency as we migrated capital from the senior securities to the Re-REMIC/Mezz securities.

Jim Fowler:	OK, so when you say front pay I'm – what part of the stack is that? Is the front pay – that's the – that's the most senior paying fund …

Rock Tonkel:	Yes.

Jim Fowler:	… in the stack right? OK.

Rock Tonkel:	That's the most senior – that's the most senior security in the …

Jim Fowler:	Got it.

Rock Tonkel:	… in the securitization stack and the re-REMIC Mezzanine is simply a re-securitization that first strip into two parts.

Jim Fowler:	Got it.

Rock Tonkel:
Typically a 60 – a new 60 percent front piece and a new 40 percent re-REMIC Mezzanine security.  So in essence we're buying – we're investing in two different versions of the same security just in different ways.

Jim Fowler:
Got it, and when you talk about prices firming early in the quarter, et cetera, that that commentary, but then you gave us some valuation metrics. I'm wondering in the securities that increased in value during the quarter were those securities – were those prices, those valuations determined by the modeling metrics you gave us or were those market prices that improved during the quarter through a quarter-end query process of Wall Street dealers?

Rock Tonkel:
So technically our fair value of the portfolio is based on level three.  We account for that portfolio under level three.  So technically it's an assumption-based – it's a model and assumption-based process, and we provided to you the assumptions.

Having said that, in reality that simply reflects the movement in actual prices because a major part of the valuation process is third party pricing from a number of major dealers who are very focused and active in this asset class as well as a surveying of not just their bid prices on each of these securities individually, but also to correlate our modeling assumptions to in essence theirs and the rest of other available data in the market.  So it's really driven by the market prices.

Eric Billings:	One thing to think about in that regard is we used as we described a 16 percent discount rate.

Jim Fowler:	Yes.

Eric Billings:
And so in order to – one simple way to decide whether you think these would be attractive assets is this asset as it exists in the marketplace today obviously in a Treasury world of sort of 0 to 3 percent corporate you know corporate debt, unsecured corporate debt in sort of a 7 percent world with implicit leverage in their corporate equity that would be two plus times in the corporate structure.

These assets then using a 16 percent discount rate, a 16 percent implied assumed necessary rate of return unleveraged, the question is does one believe that that is an appropriate return relative to all other assets.  And to the degree you think that that return is too high, it would indicate that these assets continue to be undervalued or significantly undervalued.  And that certainly is how we look at this.

Jim Fowler:
Fair enough.  Last question if I might, historically you've run a very high levered agency you know kind of I think of it as a re-compliance trade, forward sold, very low risk, very high leverage, et cetera, low margin.  Now, it sounds as though that is going to at least migrate somewhat to being a long position levered in agencies.

If I missed that part of the commentary, please correct me, but if that is in fact the case could you just talk about the difference in capital allocation to that, IE., haircuts and factor capital that you're going to need to hold aside and any change in the complexion of the balance sheet from that?

Eric Billings:
So you know just simply I would say again as we described about – we took about half of the $180 million in agency assets and in essence took half of the forward sale off of that portfolio, which does technically expose us to quote "leverage risk" but we did swap out the rate risk associated with that portion.

And it does allow us, as we described, to earn on the investment capital, which is about $12 million against that $80 million.  And it does allow us to earn about 200 – actually 200 plus basis points on that.  Again, I think it's from our perspective important to understand we generate a significant amount of cash on a quarterly basis.

Because this portfolio is so small relatively speaking, relative to the fact that equity capital today is – or total capital is north of $200 million, there is really no circumstance under which we view this as being as a leverage portfolio in a conventional way.

Said differently, we're a standalone agency company/portfolio where we had you know six, seven times leveraged and no other support behind that.  Because we have so much capital and so much liquidity we feel that generating the excess return that we can make sense to do and really doesn't expose the company, the business, to any significant risk of any kind.  So we think it's the best use of that capital and process.

Rock Tonkel:
I would just add that keep in mind that because we run the non-agency portfolio with essentially no leverage.  And the leverage ability of that non-agency portfolio given current haircuts in the market is probably in the neighborhood of $100 million.

Jim Fowler:	Yes.

Rock Tonkel:	That gives us complete protection to all parts of the business from a –form a liquidity perspective above and beyond the $15 million of cash that we generate on a – on a quarterly basis.

Jim Fowler:	Yes, and since you mentioned that, I mean, have you given some thought to leveraging the non-agency portfolio?

Eric Billings:
Well, that would be – it would be an example of doing that in fact.  The leverage is accomplished simply by taking the forward sale off of that portion of the portfolio.  So we're comfortable with that and we view the total portfolio on a dynamic basis.

And certainly we believe that over time as these assets reflate toward par there will a potentially greater opportunity to invest that new and much larger capital base as by way of example, and as we've expressed in our comments.

If one believes that these assets where we're going to entirely reflate the par, and everybody can make their own judgments on that, that would take the equity capital in the company to something in the vicinity of $370 million.

 If we redeployed all of that in an agency strategy leveraged five times or something that's fairly standard in the industry today, obviously we would expect that in today's rate environment, we would probably generate about a 15 plus percent return on equity.  And you can do that simple math.  In the earnings that we generate one could assume that that is the kind of thing we're looking at out into the future.

But today until we actually get that reflation, the economic return in the non-agency assets unleveraged is simply far greater than even a leveraged spread agency trade.  And so we're going to obviously continue to do this until that plays out.  And then we'll make those decisions when we get there.

Jim Fowler:	And is that reflation continued in July of your securities?

Rock Tonkel:	Yes.

Jim Fowler:	It does. Thank you.

Rock Tonkel:	Prices have continued to rise since the end of the quarter.

Jim Fowler:	Sounds great, is that more Treasury-related or do you think credit spreads continue to tighten?

Rock Tonkel:
No, I think it goes back to Eric's earlier point, which is – which is that I think investors in the market have begun to recognize that the loss-adjusted yields, even using very sort of severe loss assumptions on these assets and loss severities on these assets, that the loss-adjusted yields are just – far outstrip any other comparable asset class.

And that gives on the one hand a strong level of protection to valuation when we go through markets like we witnessed in June, in May, at late May and June.  And it gives, we think, additional – substantial additional upside to the assets through reflation.

Eric Billings:	And one way to think about this is a year ago the first pay assets were trading in the low to mid-40s …

Jim Fowler:	Yes.

Eric Billings:
… and today they trade, we'll call in the mid-70s, obviously generically speaking.  And so while you've had a significant Treasury price move yields down, these assets have obviously moved up dramatically.

And again at that 75 price, the return here in a front pay non-agency asset, the yield, the return is far, far greater than comparable unsecured corporate debt.  And yet certainly we would argue very strongly that the risk is considerably less.

So we would argue that the asset is very, very mispriced in the current marketplace and will therefore continue to have the same process sort of inexorably over time as it's had in the last year.  And the same obviously is true for the re-REMIC Mezzanine as well.

Jim Fowler:	Got it. OK guys, thanks, appreciate it.

Rock Tonkel:	You bet.

Eric Billings:	Thank you.

Operator:	Your next question comes from the line of Earl Short, an investor.

Earl Shultz:	Hello, thank you. Is it your plan to continue to grow in the future internally and not go out and buy somebody else?

Rock Tonkel:
I think, Earl, that a couple things are true.  One, we feel like we've got a balance sheet in a very, very good position.  We've got a very low leverage business here that generates you know an ROE you know between 15 and 20 plus percent depending on whether we take gains or not.  In this particular quarter it was 22 or 23 percent ROE.

Plus we feel like we have the reflation of the – of the assets and the potential for the value of that reflation is equal to something like the purchase discount of $196 million, which is – which is obviously greater than the existing shareholders' equity of the business.

So we feel like we have not only a really powerful current income opportunity but also a very powerful opportunity for appreciation.  And therefore we don't feel the need to do anything externally whatsoever.

Having said that if there were a situation that was highly, highly accretive, we would certainly consider it, that that would be a high bar given the value that we foresee in the portfolio as well as the tax benefits that we have in the company.  Obviously not recorded on the balance sheet but we have the $275 million or thereabouts of NOLs and call it $500 million of cap loss carry-forwards.

And to the extent that we were doing anything externally, we would first want to absolutely protect those under any circumstance and also require that anything we did would be accretive in the context of not only the reflation, the potential reflation of the non-agency portfolio but also the value of those tax benefits over time.

So we're pretty focused on realizing and building the value of the existing portfolio.  But if there were an opportunity externally that were highly, highly accretive to us then we would absolutely look at it seriously.

Earl Shultz:	Thank you.

Operator:	And again if you would like to ask a question press star then the number one. And your next question is a follow-up from the line of John Hollander with Inle Capital.

John Hollander:
Hey, guys, just a quick follow-up.  I noticed the gross move in book is about $25 million between Q1 and Q2.  Of that $25 million you know about $8.8 million just came from earnings of the business.  And then when you net out your dividend it looks like the gross reflation or write-up to the book value of the mortgages, the mortgage book was about 19.  Am I interpreting this correctly?

Rock Tonkel:	Yes.

John Hollander:	OK. Can you give some color just into how that was determined?

Rock Tonkel:	Yes, we gave the assumptions earlier …

John Hollander:	OK.

Rock Tonkel:	… for – these are level three assets for GAAP, and our valuation process, the question was really asked as to whether that's driven by market prices or by some internal and modeling process.

And the reality of it while mechanically it's an internal modeling process and the key assumptions behind that are an eight – an eight voluntary.  It's a seven or eight CDR on a 16 percent discount rate.  And so those are the key drivers.

But effectively the process is driven by a third party survey of dealer bid prices for each of the securities in the portfolio as well as dealer research and other parties' research on the key assumptions that I just went through to make sure that our valuations are inline not only with those dealer bid prices but also others' information. So effectively the value is driven by market prices.

Eric Billings:	But also remember this is a fairly liquid market.

John Hollander:	Yes.

Eric Billings:
The trading in this market is and generally speaking in the hundreds of millions of dollars plus a day.  And so we also can certainly corroborate our prices with a very, very strong understanding of where the market is actually trading these assets.

John Hollander:	OK, great. And just a quick – I noticed your severities went down from 47.4 to 42.8?

Rock Tonkel:	Yes.

John Hollander:	Can you just give some color? Is that like geographic you know is there, like, a certain heavy-weighted geography that recovered or any reason why it moved so dramatically.

Rock Tonkel:
It's pretty much across the board.  It's in each segment of the portfolio.  Every type of security that we own, not necessarily every individual security but as a class, every type of security we own.  I think it was pretty universal.

John Hollander:	OK. Let me see, OK, thank you. Thank you very much.

Eric Billings:	All right. Thank you, John.

Operator:	There are no further questions at this time.

Eric Billings:	Thanks very much for joining us. We appreciate your attention and interest and we look forward to speaking with you next quarter.

Operator:	Ladies and gentlemen, this does conclude today's conference call. Thank you for your participation. You may now disconnect.

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